UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Rimage Corporation
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Rimage Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 944‑8144
____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 12, 2010
____________________

TO THE SHAREHOLDERS OF
RIMAGE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rimage Corporation, a Minnesota corporation, will be held on Wednesday, May 12, 2010, at 3:30 p.m. (Edina, Minnesota time), at 7725 Washington Avenue South, Edina, Minnesota 55439, for the following purposes:

1.	To elect six (6) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified.
2.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2010.

Only holders of record of Rimage Corporation’s common stock at the close of business on April 1, 2010 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Each of you is invited to attend the Annual Meeting in person.  Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly.  A return envelope is enclosed for your convenience.

By Order of the Board of Directors

Sherman L. Black President and Chief Executive Officer

April 9, 2010

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON WEDNESDAY, MAY 12, 2010

Under rules promulgated by the Securities and Exchange Commission, Rimage Corporation is providing access to its proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of its proxy materials on the Internet.

You may access the following proxy materials as of the date they are first mailed to our shareholders at www.rimage.com by following the link for “Investor Relations” and then “Annual Meeting Materials”:

—    Notice of 2010 Annual Meeting of Shareholders to be held on Wednesday, May 12, 2010;

—    Proxy Statement for 2010 Annual Meeting of Shareholders to be held on Wednesday, May 12, 2010; and

—    Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting.  Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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Rimage Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 944‑8144
____________________

proxy statement

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Rimage Corporation (“we” or “Rimage”) for use at the Annual Meeting of Shareholders to be held on May 12, 2010, at 3:30 p.m. (Edina, Minnesota time) at 7725 Washington Avenue South, Edina, Minnesota 55439, and at any postponements or adjournments thereof (the “Meeting”).  The mailing of this proxy statement to our shareholders commenced on or about April 9, 2010.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Meeting is being made by our Board of Directors.  The cost of this solicitation of proxies will be borne by us.  In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person.  We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Meeting as of April 1, 2010 consisted of 9,485,385 shares of common stock, $.01 par value.  Each share of common stock is entitled to one vote.  Only shareholders of record at the close of business on April 1, 2010 will be entitled to vote at the Meeting.

All shareholders are cordially invited to attend the Meeting in person.  Whether or not you expect to attend the Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose.  Even if you have given your proxy, you may still vote in person if you attend the Meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Meeting, you must bring to the Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.  Additionally, in order to vote at the Meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed.  If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposal if you are a record holder.  If you are a street name holder and do not provide voting instructions to your broker, no votes will be cast in the election of directors on your behalf (sometimes called a broker non-vote), but your broker will be entitled to vote in its discretion on the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2010.  Shareholders of Rimage that own shares of common stock through a bank or brokerage are sometimes called “street name” holders.  Street name holders should see the information below entitled “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Meeting, must be present, in person or by proxy, before action may be taken at the Meeting.  Shares held by brokers who do not have discretionary authority to vote on a particular proposal and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved the proposal, but they are counted as present for the purpose of determining a quorum at the Meeting.

Directors are elected by a plurality of the votes present and entitled to vote on the election of directors at a meeting at which a quorum is present.  This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.  However, in an uncontested election (where, as at the Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for director who received more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote.  Votes withheld from a nominee’s election do not include broker non-votes.  The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it.  The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote.  The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission.  Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.

The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required to ratify the appointment of KPMG LLP as Rimage’s independent registered public accounting firm for 2010.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors, which is Proposal 1.  You may vote “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of the independent registered public accounting firm, which is Proposal 2.  If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.  Abstentions are counted as present and entitled to vote for the purposes of determining a quorum, but are not counted for the purposes of determining whether shareholders have approved that matter.  Therefore, if you abstain from voting on Proposal 2:  Appointment of Independent Auditors, it has the same effect as a vote against the proposal.

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Meeting.  In the event that any other matters properly come before the Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Casting Your Vote as a Street Name Holder

If you hold your shares through a broker (that is, in “street name”) and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote.  As of January 1, 2010, brokers no longer have the discretion to vote their customers’ shares in an election of directors unless those customers give the brokers instructions on how to vote.  As a result, if you hold your shares in street name and do not provide voting instructions to your broker, no votes will be cast on your behalf in the election of directors of Rimage.  Because of this change in broker voting rules, all street name holders are urged to provide instructions to their brokers on how to vote their shares in the election of directors at the Meeting.

If you want your vote to count for Proposal 1:  Election of Directors, you must instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 2:  Appointment of Independent Auditors.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

▪     Sending a written statement to that effect to the Secretary of Rimage Corporation;

▪     Submitting a properly signed proxy card with a later date; or

▪     Voting in person at the Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Meeting and any adjournment(s) or postponement(s) thereof.  Our principal offices are located at 7725 Washington Avenue South, Edina, Minnesota 55439, and our telephone number is (952) 944-8144.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2010 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws.  Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our President, Treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.  The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting.  For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted.  For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2011 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting.  The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board.  Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 1, 2010 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Royce & Associates, LLC (2) 1414 Avenue of the Americas New York, NY 10019	1,401,812	14.8%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	1,099,357	11.6%
Sparta Asset Management, LLC (4) One O’Hare Centre 6250 N. River Road, Suite 1000 Rosemont, IL 60018	657,590	6.9%
BlackRock, Inc. (5) 40 East 52nd Street New York, NY 10022	595,142	6.3%
Bank of America Corporation (6) 100 North Tryon Street, Floor 25 Charlotte, NC 28255	540,044	5.7%
Sherman L. Black (7)(8)(9)	60,000	*
James L. Reissner (7)(8)	114,737	1.2%
Lawrence M. Benveniste (7)(8)	64,000	*
Philip D. Hotchkiss (7)(8)	27,449	*
Thomas F. Madison (7)(8)	58,000	*
Steven M. Quist (7)(8)	75,000	*
Samir Mittal (9)	5,000	*
Robert M. Wolf (9)	99,420	1.0%
Bernard P. Aldrich (9)(10)(11)	48,022	*
Manuel M. Almeida (9)(12)	0	*
All current executive officers and directors as a group (8 persons)	503,606	5.1%

*	Less than one percent
(1)

Includes shares which could be purchased within 60 days of April 1, 2010 upon the exercise of the following stock options: Mr. Black, 50,000 shares; Mr. Reissner, 92,000 shares; Mr. Benveniste, 62,000 shares; Mr. Hotchkiss, 26,449 shares; Mr. Madison, 57,000 shares; Mr. Quist, 72,000 shares; Mr. Mittal, no shares; Mr. Wolf, 92,850 shares; Mr. Aldrich, no shares; Mr. Almeida, no shares; and all current directors and executive officers as a group, 452,299 shares.

(2)	Based on an Amendment No. 9 to Schedule 13G filed January 26, 2010.
(3)	Based on an Amendment No. 2 to Schedule 13G filed on February 16, 2010.
(4)	Based on an Amendment No. 1 to Schedule 13G filed on February 9, 2010.
(5)	Based on a Schedule 13G filed on January 29, 2010.
(6)	Based on an Amendment No. 1 to Schedule 13G filed on February 3, 2010.
(7)	Currently serves as our director.

(8)	Nominated for election as a director.
(9)	Named executive officer.
(10)

Includes 45,057 shares held by the Bernard P. Aldrich Revocable Trust u/t/a dated March 25, 1999, of which Mr. Aldrich and his spouse, Cindy L. Aldrich, are trustees and includes 2,965 shares held by the Cindy L. Aldrich Revocable Trust u/t/a dated March 25, 1999, of which Ms. Aldrich and her spouse, Bernard P. Aldrich, are trustees.

(11)	Mr. Aldrich served as a director and an executive officer of Rimage through December 31, 2009.
(12)	Mr. Almeida resigned as an executive officer effective August 5, 2009.

PROPOSAL 1:
ELECTION OF DIRECTORS

Six directors will be elected at the Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify.  Pursuant to our bylaws, we have set the number of directors at six.  Proxies cannot be voted for a greater number of persons than the number of nominees named.  The Board of Directors has nominated for election the six persons named below.  Each nominee is currently a director of Rimage.  All nominees were elected by the shareholders at our 2009 Annual Meeting with the exception of Mr. Black who was appointed as a director effective January 1, 2010 in connection with his appointment as our Chief Executive Officer.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed.  Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose.  The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee.  There is no family relationship between any of the nominees, our directors or our executive officers.

Information Regarding Nominees

The process undertaken by the Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nominations” on page 11 of this Proxy Statement.  In recommending the following nominees, the Governance Committee found that all of our directors contribute to the Board’s effectiveness through their wealth of business experience, high quality backgrounds including demonstrated personal and professional ethics and integrity, commitment to Rimage and the work of the Board, and diversity of talent and experience.

 Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Rimage at this time:

Sherman L. Black, age 45, was appointed as our Chief Executive Officer and a director effective January 1, 2010.  Mr. Black first joined Rimage as our President and Chief Operating Officer effective April 1, 2009.  Prior to joining Rimage, Mr. Black served in a variety of executive positions with Seagate Technology (Nasdaq: STX) over the prior twenty years. Seagate is a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. From September 2008 until joining Rimage, Mr. Black served as Seagate’s Senior Vice President, Marketing and Strategy, of the Core Products Business Group.  From November 2005 to August 2008, he served as General Manager and Senior Vice President of the Enterprise Storage business unit at Seagate and previous to that, Mr. Black served as Seagate’s Vice President of Global OEM Sales, Vice President of Business Development, and Vice President of Enterprise Product Line Management. Mr. Black earned a bachelor’s degree in electrical engineering from the University of Arkansas and a master’s degree in business administration from the University of Oklahoma.  Mr. Black has been a director of Compellent Technologies, Inc. (NYSE: CML) since July 30, 2009.

Mr. Black brings to the Board a keen understanding of both the data storage industry and demonstrated executive leadership abilities, as well as a strong background in creating, communicating, executing and sustaining strategic initiatives.  Additionally, Mr. Black’s role as our Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

James L. Reissner, age 69, was appointed as a director of Rimage in 1998.  Beginning in 2009, Mr. Reissner has served as the Chairman and Chief Executive Officer of Activar, Inc., a private holding company with portfolio companies in the industry segments of construction products, plastic products and industrial products.  From January 1996 to 2009, he served as Activar’s President and Chief Executive Officer and served as the Chief Financial Officer of Activar from 1992 until becoming President.  Mr. Reissner is currently a director of the following privately-held companies:  Intek, Inc., Vermillion State Bank and Activar, Inc.  He is also a trustee of Macalaster College in St. Paul, Minnesota.  Mr. Reissner also served as a director of MagStar Technologies, Inc. from October 2000 until it deregistered as a public company in February 2008.

Mr. Reissner brings strong executive management and financial management experience to the Board.  In addition, the Board benefits from Mr. Reissner’s deep understanding of our business and our products, which he has acquired over twelve years of service on our Board.  Mr. Reissner is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Steven M. Quist, age 64, was appointed as a director of Rimage in 2000.  Mr. Quist has been a principal of Blackmore Peak Partners, a management consulting firm since 2003.  From 1998 to 2003, he was the President and Chief Executive Officer of CyberOptics Corporation and a director of CyberOptics from 1991 to 2004.  From 1992 to 1998, Mr. Quist was President of Rosemount, Inc., a subsidiary of Emerson Electric Company.  Since 2001, Mr. Quist has been a director of Data I/O Corporation (Nasdaq CM: DAIO).  Mr. Quist is also a director for three privately-held companies: ILX Lightwave Corp., S2 Corporation, and Nervonix, Inc.

Mr. Quist has held a variety of executive management positions, including serving as a Chief Executive Officer of a public company, and the Board has benefited from Mr. Quist’s significant business management experience, which includes extensive experience in technology and new product development, and compensation and human resource matters.

Thomas F. Madison, age 74, was appointed as a director of Rimage in 2001.  Since January 1993, Mr. Madison has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company.  In 1994 and 1995, he was the Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company.  From 1989 to 1993, Mr. Madison was the President of US West Communications – Markets.  He was also the President and Chief Executive Officer of Northwestern Bell 1985 to 1989.  Mr. Madison also serves on the boards of directors of the following public companies:  since 1987, Valmont Industries Inc. (NYSE: VMI); since 2003, CenterPoint Energy, Inc. (NYSE: CNP); since 1996, Digital River, Inc. (NasdaqGS: DRIV).  He also serves on the Board of Trustees of Delaware Group Adviser Funds, an open-ended management investment company, since May 1997.

Mr. Madison’s extensive service as a director for public companies over the last twenty years, including serving as a lead director, committee chair and committee member, allows him to bring  to our Board significant experience in public company governance and effective Board practices. Mr. Madison is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Lawrence M. Benveniste, age 59, has been a director of Rimage since 2003.  Mr. Benveniste has been the Dean of Goizueta Business School of Emory University since July 2005.  He was the Dean of Carlson School of Management at the University of Minnesota from December 2001 to July 2005.  From 2000 to 2001, he was Associate Dean for Faculty and Research at the Carlson School of Management and from 1999 to 2000, he was Chair of Finance Department of Carlson School of Management.  Mr. Benveniste was the US Bancorp Professor of Finance from 1996 to 1999.  Mr. Benveniste has served as a director of Alliance Data Systems Corporation (NYSE: ADS) since 2004.  Mr. Benveniste holds a bachelor’s degree from the University of California at Irvine and a Ph.D. in mathematics from the University of California at Berkeley.

Mr. Benveniste has been studying, teaching and researching various aspects of public companies for over twenty years and this experience allows him to share with the Board his deep understanding of the capital markets and their interaction with public companies. Mr. Benveniste is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Philip D. Hotchkiss, age 41, has been a director of Rimage since 2003.  Mr. Hotchkiss currently serves as an advisor to entrepreneurs, senior management teams and venture capitalists.  From 2006 to 2008, he served as the managing principal of bswing, Inc. and from 2003 to 2006, he was the President and Chief Executive Officer of Talkingpoint Inc.  In 1995, Mr. Hotchkiss founded and was then Chairman and CEO of BigCharts, Inc. which was subsequently acquired by CBS MarketWatch.com, Inc. in 1999.  Mr. Hotchkiss served as President of CBS MarketWatch.com, Inc. and served on its Board of Directors from 1999 to 2000.  Mr. Hotchkiss received a bachelor’s degree from Gustavus Adolphus College in English with a minor in business management.  He also received a certificate in international legal studies from the University of Durham in Durham, England.

Mr. Hotchkiss’ background in technology and experience as a successful entrepreneur and advisor provide the Board with important insight into the technological and competitive challenges and opportunities facing Rimage.

Voting Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast by holders present and entitled to vote on the election of directors at a meeting at which a quorum is present.  This means that since shareholders will be electing six directors, the six nominees receiving the highest number of votes will be elected.  However, in an uncontested election (where, as at the Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote.  Votes withheld from a nominee’s election do not include broker non-votes. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it.  The Board will act on the Governance and Nominating Committee’s recommendation within 90 days following certification of the shareholder vote.  The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission.  Any director who tenders his or her resignation as described above will not participate in the Governance and Nominating Committee’s recommendation or Board action regarding whether to accept the resignation offer.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE FOR
THE ELECTION OF EACH NOMINEE

_________________________________

CORPORATE GOVERNANCE

Board Independence

The Governance Committee undertook a review of director independence in February 2010 as to all six directors then serving.  As part of that process, the Governance Committee reviewed all transactions and relationships between each director (or any member of his immediate family) and Rimage, our executive officers and our auditors, and other matters bearing on the independence of directors.  As a result of this review, the Governance Committee recommended and the Board of Directors affirmatively determined that each director is independent according to the “independence” definition of the Nasdaq Marketplace Rules, with the exception of Mr. Black.  Mr. Black is not independent under the Nasdaq Marketplace Rules because he is employed by Rimage and served as our President and Chief Operating Officer in fiscal year 2009.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee.  The composition and function of these committees are set forth below.

Compensation Committee.  The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company.  Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers.  The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers.  The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee.  The Compensation Committee also administers our 2007 Stock Incentive Plan.  In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from the Company’s compensation policies and practices.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code.  Each member of our Compensation Committee meets these requirements.  A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.

The current members of the Compensation Committee are Steven M. Quist (Chair), Philip D. Hotchkiss and Lawrence M. Benveniste.  During 2009, the Compensation Committee met ten times, including twice in executive session without management present.

Governance Committee.  The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer.  The Governance Committee is also responsible for the leadership structure of our board, including the composition of the Board and its committees, and an annual review of the position of chairman of the Board.  As part of its annual review, the Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position.  The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market.  Each member of our Governance Committee meets these requirements.  A copy of the current charter of the Governance Committee is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.  A copy of our current Governance Guidelines is also available in the “Investor Relations” section of our website.  The current members of the Governance Committee are Thomas F. Madison (Chair), James L. Reissner and Steven M. Quist.  During 2009, the Governance Committee met seven times.

Audit Committee.  The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements.  The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors.  The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission.  The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes.  Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks.  The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.  Our Audit Committee presently consists of four directors:  James L. Reissner (Chair), Lawrence M. Benveniste, Philip D. Hotchkiss and Thomas F. Madison.  During 2009, the Audit Committee met eight times, including three times in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission.  Our Governance Committee and Board of Directors have reviewed the education, experience and other qualifications of each of the members of its Audit Committee.  After review, upon recommendation of the Governance Committee, the Board of Directors has determined that each of Messrs. Reissner, Benveniste and Madison meet the Securities and Exchange Commission definition of an “audit committee financial expert.”  The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee.  A report of the Audit Committee is set forth below.

Board Leadership Structure

Currently, the leadership structure of Rimage’s board consists of a non-executive chairman of the board and three standing committees that are each led by a separate chair and consist of only directors that meet the independence requirement under the Nasdaq Marketplace Rules and the other similar requirements applicable to that committee.  The Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.

The Governance Committee believes that the current Board leadership structure is appropriate for Rimage at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among board members and with management.  In February 2010, the Board formalized our current board leadership structure as part of the policies reflected in our Governance Guidelines and, through amendments to the charter of the Governance Committee, empowered the Governance Committee to consider and make changes to the structure if necessary.

Board’s Role in Risk Oversight

Rimage faces a number of risks, including financial, technological, operational, strategic and competitive risks.  Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management.  In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Governance Guidelines were amended in February 2010 to formalize the Board’s responsibility for risk oversight as our policy.

Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board, the Audit Committee, the Compensation Committee and the Governance Committee.  The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through Rimage’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm and the compensation consultants we have engaged from time to time.  At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology and other matters.  Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics.  Each of the committees also receives reports from management regarding matters relevant to the work of that committee.  These management reports are supplemented by information relating to risk from our advisors.  Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions.  In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Director Nominations

The Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders.  Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in the section of this proxy statement entitled “Shareholder Proposals for Nominees.”  The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors.  Our Governance Guidelines provides that the Board should generally have between six and nine directors.  The Governance Committee believes that a six person Board of Directors is appropriate.  At six directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and engage the directors in Board and committee service, all while maintaining efficient function and communication among members.  If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations.  The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors.  The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board of Directors, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Rimage and the Board of Directors.  The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•

Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;

•

Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;

•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;
•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics.

In considering candidates for the Board, including the nominees for election at the Meeting, the Governance Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance Committee also considers such other relevant factors as it deems appropriate.

While the Governance Committee does not have a formal policy with respect to diversity, the Governance Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards.  As part of the nominee selection process for the Meeting, the Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of our directors, who are each nominees for election at the Meeting.  The Governance Committee considered how each director contributed to the diversity of the Board.  Based upon that review, the Governance Committee believes that the overall mix of their backgrounds contributes to a diversity of viewpoints that will enhance the quality of the board’s deliberations and decisions.

In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees.  Under our Governance Guidelines, non-employee directors generally may not serve on more than four boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Rimage director.

The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees.  The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm.  The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references.  One or more Governance Committee members will interview the prospective nominees in person or by telephone.  After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2010 Annual Meeting.  The nominees for the Meeting were selected by the Governance Committee in February 2010 using the standards identified in our Governance Guidelines that are discussed  in this Director Nomination section under “Criteria for Nomination to the Board; Diversity Considerations.”  In selecting Mr. Madison as a nominee, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of Rimage and its shareholders to waive the provisions of our Governance Guidelines relating to maximum age of nominees.  All nominees except Mr. Black were elected by shareholders at our 2009 Annual Meeting.  Mr. Black was appointed as a director effective January 1, 2010 in connection with the execution of our succession planning process that also resulted in his appointment as our Chief Executive Officer. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

Shareholder Proposals for Nominees.  The Governance Committee will consider written proposals from shareholders for nominees for director.  Any such nominations should be submitted to the Governance Committee c/o the Secretary of Rimage Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made.  As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person.  To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2011 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During 2009, the Board of Directors met eleven times.  Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during 2009.  The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer.  We do not have a formal policy on attendance at meetings of our shareholders.  However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders.  All six directors then serving attended the 2009 Annual Meeting of Shareholders.

Continuing Education

In December 2005, the Board of Directors adopted a formal policy encouraging all Board members to seek out opportunities for further education on governance and public-company matters.  During 2009, three members of the Board of Directors attended one or more such programs.

Communications With Directors

Shareholders may communicate with members of the Board by sending an e-mail to chair.director@rimage.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement.  All communications will be received and processed by the Corporate Secretary.  You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller.  This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to “Corporate Governance” in the “Investor Relations” section of our website at www.rimage.com.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management.  The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, (i) the matters required to be discussed by SAS No. 114 (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of our financial statements, (ii) the written disclosures required by Independence Standards Board Standard No. 1 (which relates to the firm’s independence from us and our related entities), and (iii) the independence of KPMG LLP from us.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

By the Audit Committee of the Board of Directors:

James L. Reissner (Chair)
Lawrence M. Benveniste
Philip D. Hotchkiss
Thomas F. Madison

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our executive officers as of April 1, 2010.  Information about Mr. Sherman L. Black, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

Samir Mittal, 41, was appointed as our Senior Vice President and Chief Technology Officer effective September 14, 2009.  Prior to joining Rimage, Mr. Mittal was senior core team leader for the Business Critical Products Group of Seagate Technology (NasdaqGS: STX) from July 2008. From April 2006 to June 2008, he was senior director of the Servo Engineering Department at Seagate’s Twin Cities operation and from February 2005 to March 2006, was a director of the Servo Engineering Department. From July 2001 to January 2005, Mr. Mittal also held various engineering positions at Seagate. Mr. Mittal graduated from the University of Delhi, India with a bachelor’s degree in engineering, and earned his masters of science degree from the University of Maryland. In 1998, Mr. Mittal also earned his Ph. D. from Ohio State University specializing in the design and control of electro-mechanical systems.

Robert M. Wolf, 41, started with us in September 1997 and has been our Treasurer and Secretary since January 2000 and Chief Financial Officer since February 2003.  From March 1995 until joining us, Mr. Wolf was a CPA and audit manager with Deloitte & Touche LLP.  From December 1991 until March 1995, Mr. Wolf was a CPA with House, Nezerka & Froelich PA.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the named executive officers:

•	Bernard P. Aldrich, who served as our Chief Executive Officer in 2009
•	Sherman L. Black, who served as our President and Chief Operating Officer during 2009, beginning April 1, 2009
•	Samir Mittal, who served as our Senior Vice President and Chief Technology Officer during 2009, beginning September 14, 2009
•	Robert M. Wolf, who served as our Chief Financial Officer in 2009
•	Manuel M. Almeida, who served as our Executive Vice President of Sales and Marketing until August 5, 2009

This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during 2009, as reported in the compensation tables and accompanying narrative sections appearing on pages 24 to 27 of this proxy statement.

Overview of the Executive Compensation Process

The responsibility of the Compensation Committee is to review and approve the compensation and other terms of employment of our Chief Executive Officer and our other executive officers.  Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers other than the Chief Executive Officer.  The Board of Directors is responsible for, and regularly reviews, the succession plan for our Chief Executive Officer.  The Compensation Committee annually reviews and approves corporate goals and objectives for the Chief Executive Officer’s compensation and evaluates the Chief Executive Officer’s performance in light of those goals and objectives.  The Compensation Committee has also been appointed by the Board of Directors to administer our equity compensation plans, which for 2009 was the Amended and Restated 2007 Stock Incentive Plan (the “2007 Plan”) that was first approved by our shareholders at the Annual Meeting of Shareholders in 2007.

In carrying out its duties, the Compensation Committee participates in the design and implementation and ultimately reviews and approves specific compensation programs.  On February 16, 2009, the Compensation Committee approved, and on February 17, 2009, the Board of Directors ratified, the establishment of a cash incentive compensation program for 2009 (the “2009 Incentive Plan”) for our executive officers, including the minimum, target and maximum goals under the 2009 Incentive Plan and the cash bonuses that executive officers may earn under the 2009 Incentive Plan based upon percentages of their respective salaries.

Compensation Consultant

Under the Compensation Committee’s charter, the Compensation Committee has the authority to retain, at our expense, such independent counsel or other advisers as it deems necessary to carry out its responsibilities.

In January 2009, the Compensation Committee engaged Upstart Solutions, Inc., an executive compensation consultant, to provide it with information regarding compensation of executive officers and non-executive officers.  Specifically, Upstart Solutions was asked by the Committee to (1) provide survey market data for executive officer and non-executive officer positions identified by the Committee, (2) compile data from proxy statements and other filings with the Securities and Exchange Commission by public companies selected by the Compensation Committee after consultation with Upstart Solutions, and (3) provide information regarding compensation-specific considerations for succession planning for the Chief Executive Officer position.  As with past years, the Compensation Committee also reviewed publicly-available surveys, reports and other market data against which it measured the competitiveness of our compensation program.  Upstart Solutions was not provided with any direction as to the outcome of the results of the survey or other data it collected for the Compensation Committee.

The Compensation Committee is committed to continually reviewing its compensation philosophy and our compensation programs to ensure they meet our objectives of providing compensation that attracts and retains superior executive talent, as well as encourages our executive officers to achieve our business goals.  The Compensation Committee reviews its philosophy regularly (no less than annually) to ensure that the philosophy continues to be appropriate and that changes in executive compensation practices of the comparable companies and trends in compensation are identified.

Role of Management

In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews.  The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program.  The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2009 Incentive Plan. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation.  From time to time, the named executive officers are invited to attend meetings of the Compensation Committee.  However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.

Objectives of Compensation Programs

Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
•	Variable compensation should be established to provide incentive to improve performance and shareholder value.

For the compensation of the named executive officers in 2009, the Compensation Committee reviewed the compensation of our executive officers as compared to the information provided by Upstart Solutions, consisting of compensation survey data and data compiled for similarly-sized public companies.   The Compensation Committee also reviewed compensation surveys, reports and other market data against which it measured the competitiveness of our compensation program to determine if these programs were consistent with our philosophy and met the objectives of our compensation programs for the named executive officers.

For 2009, as with prior years, the Compensation Committee determined the named executive officer’s base cash compensation by referring to a number of data points.  While the Compensation Committee does not engage in benchmarking, it does track and refer to the 50th percentile of the base pay of an employee with similar responsibilities at other companies in a market group to obtain an understanding of compensation practices and trends in compensation practices.  In determining the named executive officer’s total amount of base salary and annual cash incentive program amounts, the Compensation Committee also refers to the 50th percentile of total cash compensation in a market group to obtain a better understanding of competitive compensation practices.  The Compensation Committee believes that variable cash compensation, tied to specific performance measures, should constitute a significant portion of a named executive officer’s overall cash compensation.  In order to attract and retain talented personnel within this framework, base salary and amounts under the annual cash incentive program to the named executive officers is typically at or above the 50th percentile of combined cash compensation in a market group.

In determining named executive officers’ annual base compensation, the Compensation Committee considered our overall performance, the duties of the named executive officer, the named executive officer’s performance on our behalf, surveys of executive compensation for companies in the market group, and with respect to the named executive officers other than the Chief Executive Officer, the recommendations of the Chief Executive Officer.

In determining value of compensation comprised of long-term equity incentive compensation, the Compensation Committee reviews the value of equity grants of the market group of companies to executive officers with similar responsibilities, as well as surveys and other market data to adjust the long-term equity incentive program to reflect our market capitalization, type of equity awards, historical grant practices, the potential cash compensation for executive officers, as well as to scale long-term equity incentive compensation among the named executive officers such that the named executive officers in positions of increasing responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year.  The Compensation Committee believes that equity compensation programs should: (i) provide long-term incentives to executive officers, (ii) align compensation to create long-term shareholder value, (iii) encourage executive officers to remain with us and promote our business, (iv) provide executives with the opportunity to obtain significant, long-term stock ownership in our common stock and (v) provide equity compensation incentives to those personnel most responsible for our performance.

Design of Compensation Programs

Consistent with its compensation philosophy and the objectives of annual cash incentive programs generally, the Compensation Committee adopted the 2009 Incentive Plan as our performance based compensation program.

Under the 2009 Incentive Plan, the named executive officers were eligible for cash bonuses depending upon our financial performance in revenue achievement and operating income as a percentage of sales and depending on position.  The table below under “Cash Incentive Compensation” shows the bonus amounts as a percentage of salary that would be earned by the named executive officers under the 2009 Incentive Plan upon Rimage’s achievement of the target and maximum goals relating to sales and operating income as a percentage of sales. The performance goals were weighted such that 15% of the bonus opportunity depends upon achievement of the quarterly performance goals for each of the four fiscal quarters of 2009 and 40% of the bonus opportunity depends upon achievement of performance goals for the 2009 fiscal year. The quarterly and annual performance goals relate to sales and operating income as a percentage of sales in the form of a matrix for each period of incrementally increasing sales and incrementally increasing operating income as a percentage of sales. No bonus amounts would be earned by any executive officer for a quarter or for the year if Rimage’s financial performance is not more than the minimum goals for that performance period.

Below are target goals established under the 2009 Incentive Plan for each quarterly and annual period:

Measurement Period	Target Sales	Target Operating Income as a Percentage of Sales
First Quarter 2009	$19.0 million	0.60%
Second Quarter 2009	$20.1 million	8.20%
Third Quarter 2009	$21.4 million	11.50%
Fourth Quarter 2009	$22.3 million	13.80%
Fiscal Year 2009	$82.8 million	8.80%

The Compensation Committee intends these target goals to be aggressive to encourage significant improvements in financial performance and growth in our business.

Elements of In-Service Compensation

The Compensation Committee followed the guiding principles outlined above in the development and administration of these elements of compensation of the named executive officers while serving with us:

•	Base salary
•	Cash incentive compensation
•	Long-term equity compensation

The Compensation Committee does not believe that personal benefits or perquisites (i.e. “perks”) are appropriate as a significant element of compensation for the named executive officers.  Because perks are not conditioned upon performance, create divisions among employees that undermine morale, and are inconsistent with Rimage’s policy of equitable treatment of all employees based upon their contribution to our business, the value of perks to any named executive officer was less than $10,000 in 2009.  The primary personal benefit to our named executive officers is an automobile allowance.  In lieu of an automobile allowance to Mr. Black, we paid Mr. Black a hiring bonus of $25,000, which must be repaid if he terminates his employment with Rimage during the first twelve months of employment.

Base Salaries

On February 18, 2008, the Compensation Committee determined to make no changes in the base salaries for 2009 for the named executive officers then serving.

At the time Messrs. Black and Mittal were hired, the Compensation Committee determined each element of their compensation and in making these determinations, the Committee considered as a whole each element of compensation, including base salary, equity compensation and participation in our cash incentive program for executive officers.  The Compensation Committee reviewed surveys, reports and other market data against which it measured the market compensation for each position, historical Rimage compensation practices with respect to these executive officer position, and compensation of other executive officers.  Based upon this analysis, the Compensation Committee determined that Mr. Black, who was hired as our President and Chief Operating Officer, would receive an annual base salary of $325,000.  The Compensation Committee determined that Mr. Mittal, who was hired as our Senior Vice President and Chief Technology Officer, would receive an annual base salary of $215,000.

Cash Incentive Compensation

For 2009, cash incentive compensation was available to the named executive officers through the 2009 Incentive Plan.  The following table shows the bonus amounts as a percentage of salary that would have been earned by the named executive officers under the 2009 Incentive Plan upon Rimage’s achievement of the target and maximum goals relating to sales and operating income as a percentage of sales for each quarter and for the full year 2009.  No bonus amounts would be earned by any executive officer for a quarter or for the year if Rimage’s financial performance is not more than the minimum goals for that performance period. Under the matrix associated with the 2009 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no bonus.  Further, an executive officer must have been employed by Rimage as of December 31, 2009 in order to receive payout of any bonus earned during the year unless termination of employment is due to death, disability or follows a change in control.

	Bonus Opportunity Under 2009 Incentive Plan As a Percentage of 2009 Base Salary
Executive Officer and Title	Target Goals Achieved	Maximum Goals Achieved
Bernard P. Aldrich Chief Executive Officer	60%	120%
Sherman L. Black President and Chief Operating Officer	50%	100%
Samir Mittal Senior Vice President and Chief Technology Officer	50%	100%
Robert M. Wolf Chief Financial Officer	50%	100%

Additionally, Mr. Almeida who served as our Executive Vice President of Sales and Marketing until August 5, 2009 was entitled to a bonus of 50% and 100% of his base salary at the target and maximum goals, respectively.  However, because he resigned from employment with Rimage prior to December 31, 2009, he was not entitled to receive any payout of any bonus earned during 2009.

Consistent with its overall compensation philosophy, the Compensation Committee ties cash bonus amounts to achievement of specific performance goals intended to improve our business and shareholder value.

For the first, second, third and fourth quarters of 2009, our sales were $18.4 million, $19.8 million, $22.4 million, and $22.7 million, respectively and operating income as a percentage of sales was 6.8%, 12.8%, 20.5% and 12.7%, respectively.  For 2009, our sales were $83.2 million and operating income as a percentage of sales was 13.5%.  Accordingly, under the matrix associated with the 2009 Incentive Plan, our 2009 financial performance resulted in the following bonuses to the named executive officers.

	Bonus Earned Under 2009 Incentive Plan
Executive Officer and Title	Dollar Amount of Bonus	Percentage of Base Salary
Bernard P. Aldrich	$314,353	89%
Sherman L. Black	$178,425	74%
Samir Mittal	$ 44,308	71%
Robert M. Wolf	$155,400	74%

In the case of Messrs. Black and Mittal, amounts reflect service for part of 2009.  In addition, Mr. Aldrich was entitled to the bonus under the terms of the 2009 Incentive Plan and the terms of his separation and release agreement with Rimage dated November 4, 2009.

Long-Term Equity Compensation

The Compensation Committee may from time to time grant equity awards to executive officers for superior performance.  The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

On May 13, 2009, the date of the 2009 Annual Meeting of Shareholders, the Compensation Committee granted stock options to the named executive officers in respect of performance in 2008.  The stock options granted in May 2009 are non-qualified, have an exercise price of the fair market value of our common stock on the date of grant, vest over a period of four years, have a term of seven years and in other respects are subject to the terms and conditions of the 2007 Plan.

In determining the number of shares underlying the stock options granted in respect of 2008 performance, the Compensation Committee considered the overall value of the award, previously made grants to the named executive officers and the value of both cash and equity compensation of Rimage’s executive officers as compared to survey data points.

The following table shows the stock options granted to each of the named executive officers that were serving on May 13, 2009:

Named Executive Officer	Number of Shares of Stock Underlying Stock Option
Bernard P. Aldrich	25,000
Manuel M. Almeida	15,000
Robert M. Wolf	15,000

For each of Messrs. Aldrich, Almeida and Wolf, the number of shares underlying the stock options granted in May 2009 was consistent with prior year awards.

In connection with the hiring of Messrs. Black and Mittal, we granted each of them stock options and restricted stock awards.  These awards were an inducement to Messrs. Black and Mittal to join Rimage.  The Compensation Committee believes that these awards were to align both their short-term and long-term efforts with our success.  In connection with Mr. Black’s hiring, we granted Mr. Black a non-qualified stock option to purchase 200,000 shares of the Company’s common stock and 10,000 shares of restricted stock. The restrictions on the restricted stock award lapsed in full on January 1, 2010 and the restricted stock award is subject to the 2007 Plan. The stock option was granted outside of the 2007 Plan, as an “inducement award” pursuant to Nasdaq Marketplace Rules.  The options has an exercise price equal to the closing price of our common stock as reported by the Nasdaq Stock Market, vests in four equal installments on each of the first four anniversaries of the date of grant, and has a term of seven years. In other respects, the option was structured to mirror the terms of options granted under the 2007 Plan.  In connection with the hiring of Mr. Mittal, we granted him a non-qualified stock option to purchase 50,000 shares of the Company’s common stock and 5,000 shares of restricted stock. The restrictions on the restricted stock award will lapse in full on the first anniversary of Mr. Mittal’s start date. The option has an exercise price equal to the closing price of our common stock as reported by the Nasdaq Stock Market, vests in four equal installments on each of the first four anniversaries of the date of grant, and has a term of seven years.

The Compensation Committee anticipates granting options to the named executive officers at the time of this 2010 Annual Meeting of Shareholders in respect of performance in 2009.  As with past equity grants, the Compensation Committee will take into account a variety of factors in determining the number of shares underlying the stock options to be granted in respect of 2009 performance, including those factors reviewed for determining the number of shares underlying stock options to be granted in respect of 2008 performance.

Equity Granting Process

The policy of the Compensation Committee is to make awards of equity-based compensation to Rimage employees at a regularly scheduled meeting of the Compensation Committee held in conjunction with a meeting of the Board of Directors on the day of the Annual Meeting of Shareholders, typically scheduled in May of each year.  The Compensation Committee makes awards of equity-based compensation to Rimage’s executive officers and other non-executive employees at the time of the Annual Meeting of Shareholders in respect of performance in the prior year.   In addition to annual awards, awards of equity-based compensation to newly hired employees or employees being recognized for their achievement may be made by the Compensation Committee.

In February 2010, the Compensation Committee further refined the terms under which it delegated authority to the Chief Executive Officer to grant equity awards under the 2007 Plan.  The Compensation Committee adopted an equity granting policy that, among other things, adds restricted stock to the types of awards the Chief Executive Officer may grant, permits the Chief Executive Officer to make awards to recognize achievement of a non-executive employee as well as to newly hired non-executive employees, and establishes fixed grant dates, to the greatest extent possible, for awards made by the Chief Executive Officer.  The equity granting policy also establishes fixed grant dates for awards by the Compensation Committee to newly hired employees or employees being recognized for their achievement.

Beginning February 2010, the Chief Executive Officer’s delegation authority is limited to grants to any individual of no more than 5,000 equity awards individually and no more than 20,000 equity awards in the aggregate on an annual basis, not including awards granted directly by the Compensation Committee.  Equity awards mean stock options and restricted shares and unless otherwise determined by the Compensation Committee, grants of restricted shares shall reduce the limits set forth above on the basis of three equity awards for each restricted share granted.  Further, the Chief Executive Officer must memorialize the terms of the award in a written form contemporaneously with his approval of the award.  The terms of option and restricted stock awards by the Chief Executive Officer must be those contained in our standard form of non-qualified stock option agreement or standard form of restricted stock agreement, with the lapse of restrictions on the restricted stock over a period of 1 to 4 years as determined by the Chief Executive Officer.

Our policy is to grant equity awards at a time that Rimage’s directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to as an “open window period.”

For awards by the Compensation Committee to newly-hired employees or employees being recognized for their achievement, the grant date will be the later of (i) the first day of employment with Rimage or the date the employees is recognized for achievement, as the case may be or (ii) the date the Committee takes action to approve the award.  However, if this date is not within an open window period, the grant date will be the first day of the open window period following the latest of (i) and (ii).  For awards by the Chief Executive Officer to newly-hired non-executive employees or non-executive employees being recognized for their achievement, the grant date will be the second Tuesday of the month following the employee’s start date or the date the employees is recognized for achievement, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.

Stock options granted in 2009 have an exercise price of the fair market value of our common stock on the date of grant.  The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.

Impact of Regulatory Requirements

In determining our compensation policies and the programs and actions to be taken by us with respect to executive compensation, the Compensation Committee considers the impact of accounting rules, securities rules and tax rules.  Below is a description of some of the regulatory requirements considered by the Compensation Committee and how these considerations have impacted our compensation policies and programs.

Section 162(m) of the Internal Revenue Code limits our tax deductions on certain executive compensation to $1 million, unless the excess amount is performance-based.  We have not been limited in our deduction for compensation expenses under Section 162(m) of the Internal Revenue Code.  Further, the provisions of Section 280(G) subject certain excess parachute payments under Section 280(G) of the Internal Revenue Code to excise tax under Section 4999 of the Internal Revenue Code.  The letter agreements do not provide for “tax gross-up” payments, that is payment by us of an amount to cover the personal tax liability of the officer under the letter agreement for excise tax.

Beginning in 2006 and throughout 2009, all stock options granted were non-qualified stock options because we had experienced a relatively high rate of “disqualifying dispositions” for incentive stock options and a high administrative burden of tracking disqualifying disposition data.

Section 409A of the Internal Revenue Code requires that “deferred compensation” either comply with certain deferral election and payment rules or the deferred compensation will be subject to a 20% additional tax. Our compensation programs and awards are designed to make them exempt from or compliant with Section 409A.

Further, the Compensation Committee has considered, and continues to evaluate, ways to align the value of equity compensation received by our employees with the accounting treatment for that equity compensation under Statement of Financial Accounting Standards No. 123R, “Share-Based Payment” and Financial Accounting Standards Bulletin ASC Topic 718.

Elements of Post-Termination Compensation

Our practice has been to enter into a form of letter agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer.  As of December 31, 2009, we were a party to such a letter agreement with Messrs. Black, Wolf and Mittal.  Mr. Almeida was not a party to a letter agreement at December 31, 2009 as he was no longer an employee of Rimage at that date.   Mr. Aldrich and Rimage entered into a separation and release agreement on November 4, 2009 that superseded the letter agreement relating to severance and change in control benefits to which we were parties.

The Compensation Committee believes that severance and change in control arrangements for the named executive officers aid in the recruitment and retention of executive officers and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders.  The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction.  In particular, the Compensation Committee noted that the benefits under these letter agreements are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements.

See “Executive Compensation – Severance and Change in Control Benefits” in this proxy statement for a discussion of the terms of these letter agreements with the named executive officers and the value of benefits payable under the letter agreements.

Stock Ownership Guidelines

On May 16, 2006, the Compensation Committee established, and the Board of Directors approved, stock ownership guidelines for our executive officers and directors.  These guidelines were last reviewed and revised by the Board of Directors in February 2010. As revised in February 2010, the ownership guidelines for executive officers is based upon the following multiples of base pay, with the multiple depending upon management level:  Chief Executive Officer, five times; President, Chief Operating Officer, Chief Technical Officer and Chief Financial Officer, three times; and all other executive officers, two times.  In the event an individual holds positions in more than one management level, the multiple applicable to the highest management level shall apply to that individual.  The ownership guideline for directors is three times the annual retainer (exclusive of meeting fees) paid to directors by us.  Ownership levels will be determined by including stock acquired through open market transactions, employee stock purchase plan purchases, shares granted under time vested restricted stock or restricted stock unit grants, shares earned under  performance stock awards, as well as the in-the-money value of vested stock options.  We recommend that executive officers and directors meet the applicable guidelines within five years of the date he or she first becomes subject to the guidelines and meet the applicable guidelines associated with an increase in his or her management level within five years of such change.

Although executive officers and directors are not required to meet the applicable guidelines until five years from the date he or she first becomes subject to the guidelines, at December 31, 2009, the Compensation Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines as of that date and determined that all of the named executive officers and directors either met the ownership guidelines or were on track for meeting the ownership guidelines within the established timeframes.

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk.  The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•	Our long-term incentives in the form of stock options or restricted stock are at the discretion of the Compensation Committee and not formulaic.
•

Stock options become exercisable over a four year period and remain exercisable for up to ten years (seven years for options issued beginning in 2008) from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	We balance short- and long-term decision-making with the annual cash incentive program and stock options that vest over four years.
•	Because of our stock ownership guidelines, our named executive officers could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.
•

The financial metrics used in the cash incentive program are measures the Committee believes drive long-term shareholder value. These measures are sales and operating income as a percentage of revenue. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall bonus is not expected to exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.

•

If our financial statements are required to be restated resulting from errors, omissions or fraud, the Compensation Committee may allow Rimage to recover all or a portion of any stock incentive with respect to the fiscal year that is negatively affected by the restatement. In addition to or in lieu of this right to recovery, Rimage may effect any such recovery by seeking repayment from the participant; by reducing the amount that would otherwise be payable to the participant under any of our compensatory plans, programs or arrangements; by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made; or by any combination of the foregoing.

Summary Compensation Table

The following table shows, for our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers who were serving at fiscal year-end and one former executive officer who would have been among the three most highly compensated executive officers, but was no longer serving at fiscal year-end  (together referred to as our “named executive officers”) information concerning compensation earned for services in all capacities during the fiscal years ended December 31, 2009, 2008 and 2007.

Name and Principal Position in 2009	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Bernard P. Aldrich Chief Executive Officer	2009	$348,520	$—	$$158,394	$314,353	$13,870	$835,137
	2008	367,597	—	170,935	—	13,651	552,183
	2007	339,423	—	292,536	177,480	16,770	826,209
Sherman L. Black President and Chief Operating Officer	2009	$241,770	$141,000	$1,199,658	$178,425	$29,577	$1,790,430
Samir Mittal Senior Vice President and Chief Technology Officer	2009	$62,019	$79,250	$351,585	$44,308	$1,240	$538,402
Robert M. Wolf Chief Financial Officer	2009	$210,520	$—	$95,036	$155,400	$6,836	$467,792
	2008	217,828	—	102,561	—	6,813	327,201
	2007	189,231	—	146,880	82,650	6,197	424,958
Manuel M. Almeida Executive Vice President of Sales and Marketing	2009	$195,783	—	$95,036	—	$10,033	$300,853
	2008	275,192	—	102,561	—	13,651	391,404
	2007	264,423	—	175,032	115,275	14,633	569,363

(1)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2009.

(2)	Represents bonuses paid to the named executive officers under our Incentive Plan for the year noted, which are reported for the year in which the related services were performed.
(3)	For Mr. Black, includes a $25,000 signing bonus and also represents the following amounts:

Name	Year	Matching Contributions to 401(k) Plan	Automobile Allowance	Insurance Premiums
Bernard P. Aldrich	2009	$7,350	$6,000	$520
	2008	$6,900	$6,231	$520
	2007	$10,250	$6,000	$520
Sherman L. Black	2009	$4,230	—	$347
Samir Mittal	2009	$1,240	—	—
Robert M. Wolf	2009	$6,316	—	$520
	2008	$6,293	—	$520
	2007	$5,677	—	$520
Manuel M. Almeida	2009	$5,995	$4,038	—
	2008	$6,900	$6,231	$520
	2007	$8,113	$6,000	$520

Grants of Plan-Based Awards in 2009

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ending December 31, 2009.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (#)(2)
Name	Grant Date	Target ($)	Maximum ($)
Bernard P. Aldrich	—	$212,400	$424,800	—	—	—	—
	05/13/2009	—	—	—	25,000	$14.75	$158,394
Sherman L. Black	—	$120,712	$241,423	—	—	—	—
	04/01/2009	—	—	—	200,000	$14.10	$1,199,658
	04/01/2009	—	—	10,000	—	—	$141,000
Samir Mittal	—	$31,010	$62,019	—	—	—	—
	09/14/2009	—	—	—	50,000	$15.85	$351,585
	09/14/2009	—	—	5,000	—	—	$79,250
Robert M. Wolf	—	$105,000	$210,000	—	—	—	—
	05/13/2009	—	—	—	15,000	$14.75	$95,036
Manuel M. Almeida	—	$132,500	$265,000	—	—	—	—
	05/13/2009	—	—	—	15,000	$14.75	$95,036

(1)

Represents bonuses that may have been earned by the named executive officers under our 2009 Incentive Plan.  Under the matrix associated with the 2009 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no bonus such that there is no “threshold” level of achievement.  See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2009 Incentive Plan.  For explanation of the 2009 Incentive Plan, refer to the description on pages 17 and 18 of this proxy statement under the headings of Compensation Discussion and Analysis entitled “Design of Compensation Programs” and “Elements of In-Service Compensation – Cash Incentive Compensation,” respectively.

(2)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K for the year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards outstanding to the named executive officers at December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (2)(3)
Bernard P. Aldrich	6,250	—	$17.74	05/14/2015
Bernard P. Aldrich	11,950	—	$27.03	05/15/2017
Bernard P. Aldrich	18,900	—	$21.77	05/16/2016
Bernard P. Aldrich	30,000	—	$18.00	02/24/2015
Sherman L. Black	—	200,000	$14.10	04/01/2016
Samir Mittal	—	50,000	$15.85	09/14/2016
Robert M. Wolf	—	15,000	$14.75	05/13/2016
Robert M. Wolf	3,750	11,250	$17.74	05/14/2015
Robert M. Wolf	6,000	6,000	$27.03	05/15/2017
Robert M. Wolf	9,450	3,150	$21.77	05/16/2016
Robert M. Wolf	20,000	—	$18.00	02/24/2015
Robert M. Wolf	10,000	—	$14.10	01/22/2014
Robert M. Wolf	10,000	—	$8.57	02/12/2013
Robert M. Wolf	10,000	—	$6.85	11/02/2011
Robert M. Wolf	10,000	—	$10.00	10/30/2010

(1)	Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant.
(2)

The expiration date of each option granted prior to 2008 is the ten-year anniversary of the date of grant of such option.  Beginning in 2008, the expiration date of each option is the seven-year anniversary of the date of grant of such option.

(3)

Under the agreements relating to Mr. Aldrich’s stock options, he may exercise the stock options, to the extent exercisable at the date of termination of his employment, for three months following the termination of his employment.  Because his employment terminated January 1, 2010, all options held by Mr. Aldrich will expire March 31, 2010 notwithstanding the dates of termination set forth above, which are the applicable termination dates at December 31, 2009.

The following table sets forth certain information concerning stock awards outstanding to the named executive officers at December 31, 2009.

	Stock Awards
Name	Number of Shares or Units of stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sherman L. Black	10,000	$173,400
Samir Mittal	5,000	$86,700

(1)	Value based on a share price of $17.34, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2009.

2009 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised during 2009 for the named executive officers.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Bernard P. Aldrich	67,000	$392,123
Sherman L. Black	—	—
Samir Mittal	—	—
Robert M. Wolf	3,750	$22,380
Manuel M. Almeida	7,200	$31,691

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

Our practice has been to enter into a standard form of letter agreement relating to severance and change in control benefits (the “letter agreement”) with each person appointed by the Board as an executive officer.   Of the named executive officers, Messrs. Black, Mittal, and Wolf were parties to the letter agreement as of December 31, 2009.  Mr. Almeida was not a party to a letter agreement at December 31, 2009 as he was no longer an employee of Rimage at that date.  Mr. Aldrich and Rimage entered into a separation and release agreement on November 4, 2009 that superseded the letter agreement relating to severance and change in control benefits to which we were parties.

Arrangements with Currently Executive Officers

This section explains the employment arrangements with and post-employment compensation to Messrs. Black, Mittal and Wolf, the named executive officers that were parties to the letter agreement at December 31, 2009.

The terms “cause,” “good reason,” and “change in control,” used in the letter agreement are defined as follows:

Term	Definition
Cause	•

The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Rimage has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.

Term	Definition
•

Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Rimage, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Rimage employee or harmful to the reputation or business relationships of the executive officer.

•

A material breach of the executive officer’s fiduciary responsibilities to Rimage, such as embezzlement or misappropriation of Rimage funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.

• Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.
• A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Rimage.
Good Reason	Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:
(i) a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or
(ii) a material reduction in your base compensation as in effect immediately prior to the Change in Control;
(iii) a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);
(iv) a material change in the geographic location at which you must perform services for Rimage; and
(v) any other action or inaction that constitutes a material violation of this Agreement by Rimage;

provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (v) above within 90 days of the initial existence of the condition; (B) Rimage does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

Change in Control

Change in Control of Rimage shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Rimage is then subject to such reporting requirement, including without limitation, if:

•

any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Rimage representing 20% or more of the combined voting power of Rimage’s then outstanding securities (other than an entity owned 50% or greater by Rimage or an employee pension plan for the benefit of the employees of Rimage);

•

there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this letter agreement, constituted the Board of Directors of Rimage; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or

•

Rimage disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Rimage or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Rimage immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Rimage.

The letter agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months or until the executive secures other employment, whichever comes first.  The executive officer will also be paid an amount equal to the average of the prior three calendar years’ annual bonus amount received by the executive.  The bonus payment will be paid in twelve equal installments consistent with our regular payroll practices, but will cease at such earlier time as the executive officer secures other employment.  We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

If the employment of Messrs. Black, Mittal or Wolf was terminated without cause as of December 31, 2009, we estimate that the value of the benefits under their respective letter agreements would have been as follows based upon his salary for fiscal year 2009 and an amount equal to the average of the annual bonus for the prior three completed calendar years prior to December 31, 2009 (2008, 2007 and 2006):

	Termination Without Cause
Executive Officer	Base Salary Payments	Bonus Payments	Insurance Premiums
Sherman L. Black	$325,000	$178,425	$8,423
Samir Mittal	$215,000	$44,308	$325
Robert M. Wolf	$210,000	$47,667	$13,016

The letter agreement also provides that if a change in control occurs and within twelve months of the change in control the executive’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment.  The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his or her target bonus in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason).  The target bonus is the cash amount under all our annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level.  We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

Additionally, all stock options held by the executive will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement.  The letter agreement provides that in the event the vesting of options, together with all other payments and the value of any benefit received or to be received by the executive officer under the letter agreement would result in all or a portion of such amount being subject to excise tax, the executive officer is only entitled to an amount that would result in no portion of the amount being subject to excise tax.

If, within twelve months of a change in control, the employment of Messrs. Black, Mittal or Wolf was terminated without cause or for good reason as of December 31, 2009, we estimate that the value of the benefits under the letter agreements would have been as follows based upon his salary for fiscal year 2009, target bonus for fiscal year 2009, and stock option and restricted stock holdings at December 31, 2009:

	Termination Without Cause or For Good Reason Within 12 Months of a Change in Control
Executive Officer	Severance Payments	Insurance Premiums	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Sherman L. Black	$487,500	$8,423	$648,000	$173,400
Samir Mittal	$322,500	$325	$74,500	$86,700
Robert M. Wolf	$315,000	$13,016	$38,850	—

(1)

Value based on a share price of $17.34, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 31, 2009.  Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

These salary continuation and change in control benefits are conditioned upon the executive’s execution of a general release and compliance with a nondisclosure and non-competition agreement.  Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the letter agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to the amount that would result in no portion of the amount being subject to excise tax. In calculating the amounts described above, we assumed that no amount payable to the executive officer under the letter agreement is subject to excise tax.  Additionally, if the amounts payable under the letter agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the letter agreement as we may determine, including to delay the start of any payment to any key employee (as defined in Section 409A of the Internal Revenue Code) for no more than six months, amend the definition of Change in Control and amend the definition of disability.  In the event any such payment is so delayed, the amount of the first payment to the executive officer will  be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided.   In calculating the amounts described above, we assumed that no amount payable to the executive officers under the letter agreement is subject to the requirements of Section 409A of the Internal Revenue Code.

If the executive resigns (other than for good reason during the twelve month period following a change in control), if we terminate the executive’s employment for cause, or if the executive’s employment terminates as a result of death or disability, the executive is entitled to receive the executive’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

Arrangements with Former Executive Officers

This section explains the employment arrangements with and post-employment compensation to Messrs. Almeida and Aldrich, the named executive officers that were not parties to the letter agreement at December 31, 2009.

Because Mr. Almeida resigned from his employment with Rimage, he was not entitled to any benefits under the letter agreement, which only provides benefits to an executive officer in the event of termination of employment by Rimage without cause or certain terminations of employment following a change of control.  We have not entered into any other arrangement with Mr. Almeida that provided post-termination benefits to him.

As a part of the Company’s ongoing succession planning process, Mr. Black was appointed as our Chief Executive Officer effective January 1, 2010.  Mr. Black succeeded Mr. Bernard P. Aldrich who has been our Chief Executive Officer and a director since 1996.  In connection with this transition, we entered into a separation and release agreement (the “separation agreement”) on November 4, 2009 with Mr. Aldrich that governed the terms of his service through December 31, 2009 and post-termination compensation.  The separation agreement superseded the letter agreement relating to severance and change in control benefits between Mr. Aldrich and Rimage.

Pursuant to the separation agreement, Mr. Aldrich continued as our Chief Executive Officer and as a director through December 31, 2009, at which time he ceased serving in both positions.  The Compensation Committee structured the separation agreement to provide Mr. Aldrich with benefits substantially similar to that under the letter agreement as if he were terminated without cause, while providing enhanced benefits designed to recognize that Mr. Aldrich’s efforts were instrumental in identifying and hiring Mr. Black.  Through Mr. Aldrich’s efforts, we avoided the use of a third party executive search firm and the time and expenses associated with that process. Mr. Aldrich’s support of Mr. Black also facilitated an orderly transition of the responsibilities of the Chief Executive Officer.  As with the letter agreement, Mr. Aldrich provided us with a full release of claims and continues to be bound by a covenant not to compete.  In consideration of these factors and the agreements by Mr. Aldrich in the separation agreement, the separation agreement provides that Mr. Aldrich received a lump sum severance payment of $576,000 in January 2010, we will pay the employer’s portion of COBRA coverage for a period of 18 months (approximately $10,000), and will pay Mr. Aldrich a lump sum payment at the end of that time of $50,000 to defray the costs of personal insurance. Also, as with the letter agreement, any options held by Mr. Aldrich will continue on their current terms without modification.  Mr. Aldrich also received a cash bonus under the 2009 Incentive Plan as he was employed by Rimage through the end of the fiscal year.

Mr. Aldrich also agreed to provide us with certain consulting services, primarily transition services to Mr. Black, effective for a 12-month period beginning January 1, 2010.  This arrangement was memorialized in a consulting agreement pursuant to which Mr. Aldrich also agreed to extend his agreement not to compete with the Company for an additional one year after the term of the consulting agreement.  In exchange for his services and the extended non-compete covenant, Mr. Aldrich will receive payments of $8,333.33 per month.

REPORT OF THE COMPENSATION COMMITTEE

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2009 with management.  In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2009 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Steven M. Quist (Chair)
Lawrence M. Benveniste
Philip D. Hotchkiss

DIRECTOR COMPENSATION

Our non-employee directors received the following amounts for Board and committee service during 2009:

•         an annual retainer of $24,000;

•         $1,500 for each meeting of the Board of Directors or committee attended in person; and

•         $1,000 for each meeting of the Board of Directors or committee attended telephonically.

In addition, the chair of the Audit Committee and the Compensation Committee received an additional $1,000 per committee meeting attended and the chair of the Governance Committee received an additional $500 per committee meeting attended; and James L. Reissner, our non-executive Chairman of the Board, received an additional annual retainer of $16,000 for his service as chairman.

For directors who are not employees, the 2007 Plan as amended at the 2009 Annual Meeting of Shareholders provides for a grant of a discretionary number of shares of restricted stock, restricted stock units, or non-qualified stock options or a combination of any on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. Under this provision of the 2007 Plan, each non-employee director re-elected at the 2009 Annual Meeting, Messrs. Benveniste, Hotchkiss, Madison, Quist and Reissner, received 3,500 restricted stock units and no stock options or restricted stock.  Each restricted stock unit represents a contingent right to receive one share of our common stock.  The restricted stock units vest in full on the one year anniversary of the date of grant provided the director continues to provide services to Rimage on that date.  Directors may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from Rimage.  Any restricted stock units the director does not elect to defer will be paid within 90 days following the date the restricted stock units first vest.

With the amendment of the 2007 Plan at the 2009 Annual Meeting of Shareholders, the Compensation Committee may grant restricted stock units, in addition to stock options and restricted stock, to non-employee directors elected or re-elected at an annual meeting of shareholders.  As with the current provisions of the 2007 Plan, the Board would determine the type of award and number of shares for each award type each year.  On February 26, 2010, the Compensation Committee and the Board determined that each non-employee director elected or re-elected at the Meeting would receive 3,500 restricted stock units and no stock options or restricted stock under this provision of the 2007 Plan.  These restricted stock units will be subject to the same vesting terms and deferral option as the restricted stock units granted in 2009.

The following table shows for 2009, the cash and other compensation paid by us to each of our Board members. Bernard P. Aldrich, who served as a director and an executive officer in 2009, received no compensation for Board or committee service during 2009.  Likewise, Mr. Black, who is currently an executive officer and a director, will not receive any compensation for Board or committee service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lawrence M. Benveniste	$55,500	$51,625	$107,125
Philip D. Hotchkiss	$57,500	$51,625	$109,125
Thomas F. Madison	$57,500	$51,625	$109,125
Steven M. Quist	$66,000	$51,625	$117,625
James L. Reissner	$80,500	$51,625	$132,125

(1)	Represents cash retainer and meeting fees for 2009 as described above.
(2)

Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2009included in our Annual Report on Form 10-K for the year ended December 31, 2009.

The aggregate number of stock options outstanding at December 31, 2009 held by directors was: Mr. Benveniste, 62,000 shares; Mr. Hotchkiss, 26,449 shares; Mr. Madison, 57,000 shares; Mr. Quist, 72,000 shares; Mr. Reissner, 92,000 shares; and Mr. Aldrich, 67,100 shares.  Each of these directors, with the exception of Mr. Aldrich, also held 3,500 unvested restricted stock units as of December 31, 2009.  Such restricted stock units vest and the restrictions lapse one year from the date of grant, or May 13, 2010, subject to deferral elections described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2009, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest.  Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions.  Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

In addition, in March 2007, we adopted a formal related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission.  Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers, director compensation to be reported in our proxy statement;
•	payment of ordinary expenses and business reimbursements;
•

transactions with related companies in which the dollar amount does not exceed $120,000 if the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;

•

charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts where a related party’s only relationship to the charity is as an employee (other than an executive officer) or a director;

•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;
•	transactions in which our shareholders receive proportional benefits; and
•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction.  Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission.  Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ending December 31, 2009.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in fiscal year 2009.

PROPOSAL 2:
APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2010 and to perform other appropriate audit-related and tax services.  While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of KPMG LLP as our independent registered public accountants for ratification.  In the event the shareholders do not ratify the reappointment of KPMG LLP, the Audit Committee will reconsider the selection.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Meeting and entitled to vote is required to approve the ratification of the appointment of the independent auditors, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date.  Proxies will be voted in favor of this proposal unless otherwise indicated.

THE BOARD OF DIRECTORS RECOMMENDS
THAT SHAREHOLDERS VOTE FOR
THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP
_______________________

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

The Audit Committee has selected KPMG LLP as its independent registered public accounting firm for Rimage’s fiscal year ending December 31, 2010 and has asked the shareholders to ratify such appointment.  Representatives of KPMG LLP, which has served as our independent auditors since 1989, are expected to be present at the Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2009 and December 31, 2008, which totaled approximately $781,595 and $714,500, respectively.

Audit Fees.  The aggregate fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting and the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2009 and December 31, 2008 totaled approximately $613,000 and $600,300, respectively.

Audit-Related Fees.  There were no fees billed to us for professional services for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees.  The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended December 31, 2009 and December 31, 2008 totaled approximately $94,720 and $114,200, respectively.

All Other Fees.  Other than those described above, fees billed to us by KPMG LLP for tax related services totaled $73,875 and $0 for the fiscal years ended December 31, 2009 and December 31, 2008, respectively.  Fees billed in 2009 were for transfer pricing and other services associated with the Company’s international subsidiaries.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting.  The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls.  These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management.  Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for 2009 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules.  In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2011 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Rimage Corporation in writing at our corporate offices, 7725 Washington Avenue South, Edina, Minnesota 55439, no later than December 12, 2010.

Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 12, 2010.  Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws.  If we receive notice of a shareholder proposal after December 12, 2010, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2011 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Meeting.  However, if any other matters properly come before the Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Sherman L. Black President and Chief Executive Officer

Edina, Minnesota
April 9, 2010

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/rimg Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 11, 2010.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 11, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.

1.	Election of directors:	01 Sherman L. Black 02 Lawrence M. Benveniste 03 Philip D. Hotchkiss	04 Thomas F. Madison 05 Steven M. Quist 06 James L. Reissner	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	A proposal to ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2010.	☐	For	☐	Against	☐	Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting.   ☐

Address Change? Mark box, sign, and indicate changes below: ☐	Date	2010

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

RIMAGE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 12, 2010

3:30 p.m. Edina, Minnesota Time

7725 Washington Avenue South

Edina, Minnesota

Rimage Corporation 7725 Washington Avenue South Edina, Minnesota 55439	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sherman L. Black and Robert M. Wolf, or any of them, with power of substitution to each, as proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Rimage Corporation to be held at the Company’s offices at 7725 Washington Avenue South, Edina, Minnesota, on Wednesday, May 12, 2010 at 3:30 p.m. Edina, Minnesota Time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Rimage Corporation held of record by the undersigned on April 1, 2010 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

See reverse for voting instructions.